UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ICC HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

Stilwell Activist Investments, L.P.

Stilwell Value Partners VII, L.P.

Stilwell Partners, L.P.

Stilwell Activist Fund, L.P.

Stilwell Value LLC

Joseph Stilwell

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”), together with the other participants named herein, have filed a definitive proxy statement and accompanying GREEN universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of Stilwell’s highly-qualified director nominee at the 2024 annual meeting of shareholders (the “Annual Meeting”) of ICC Holdings, Inc., a Pennsylvania corporation (the “Company”).

On March 18, 2024, Stilwell mailed the following letter to the Company’s shareholders:

Stilwell Activist Investments, L.P.

111 BROADWAY • 12TH FLOOR

NEW YORK, NY 10006

(787) 985-2194

INFO@STILWELLGROUP.COM

March 18, 2024

Dear Fellow ICCH Owner,

ICCH went public on March 28, 2017, and the shares closed at just over $15 the following day.1 After seven long years, shares in our Company closed on Friday at just over $15.2 Change is needed at ICCH, and the Board of Directors is the best place to start.

We, like you, are a long-suffering shareholder of ICCH. We are also one of the largest holders of the Company’s shares, owning just under 10% of the Company. We are running a proxy contest at this year’s annual meeting to retire and replace ICCH’s Chairman of the Board.

Between now and the annual meeting, we will be sending you our view on changes needed at our Company.

After seven fruitless years, it’s time to do some serious pruning.

Respectfully,

Megan Parisi (787) 985-2194 mparisi@stilwellgroup.com

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

1 Yahoo Finance ICCH price history as of March 15, 2024.

2 Yahoo Finance ICCH closing share price on March 15, 2024.

Okapi Partners LLC

Attn: Mr. Jeremy Provost
1212 Avenue of the Americas, 17th Floor
New York, NY 10036

+ 1 (212) 297-0720 (Main)
+ 1 (844) 343-2621 (Toll-Free)
Email: info@okapipartners.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

STILWELL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ ITS DEFINITIVE PROXY MATERIALS AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN STILWELL’S PROXY SOLICITATION. STILWELL’S DEFINITIVE PROXY MATERIALS ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTPS://WWW.SEC.GOV.